Exhibit 10.19

GENERAL AGREEMENT

between

Medeon Fastigheter AB

and

ACADIA Pharmaceuticals Inc.

General Agreement

1	Parties

1.1	Medeon Fastigheter AB, Reg no 556034-1140, c/o Wihlborgs Fastigheter AB (“Medeon”), Box 97, 201 20 Malmö, fully owned by Wihlborgs Fastigheter AB (publ).

1.2	ACADIA Pharmaceuticals Inc., 3911 Sorrento Valley Boulevard, San Diego, CA 92121, USA (“Acadia”).

1.3	Medeon and Acadia are jointly referred to as “the Parties” or individually a “Party”.

2	Background

2.1	Acadia has declared an interest in renting new premises located at the real estate “Forskaren 1”, in Malmö. The address of the premises is Per Albin Hanssons väg 41, Malmö. The premises, which have not yet been built, shall house a laboratory used by Acadia within the frame of its enterprise. Medeon, on the other hand, has declared a will to build the premises required and, when the construction has been completed, to lease them to Acadia.

3	The Lease Object

3.1	The premises will include the space needed by Acadia to run the enterprise, in addition to necessary service areas, cloakrooms etc (hereinafter referred to as the “Lease Object”).

3.2	A detailed description of the shape of the Lease Object, along with building plans, as well as a full description of the division of production and construction costs between Medeon and Acadia, is to be found in the “Programhandling” enclosed to this Agreement, see Appendix 3.2.

3.3	Deviations from the shape and extent of the Lease Object, as described in Appendix 3.2, require the consent from both parties.

3.4	Cost-saving measures agreed upon between the Parties shall have a corresponding impact on the lease fee.

4	Time Schedule

4.1	Acadia shall take possession of the Lease Object on 1 June, 2005 (the “Date of Taking Possession”). Medeon guarantees that the construction of the Lease Object has been completed and that the building has been subject to and approved at a final inspection, performed in accordance with the conditions and terms applicable on the contract work until the Date of Taking Possession. Medeon shall during the month of June 2005 have full access to all parts of the Lease Object for the purpose of remedying defects that have been noted in the inspection report. Should Medeon require access to the Lease Object thereafter for remedying of such defects, Acadia shall be entitled to rights including compensation in accordance with the applicable law of tenancy. Medeon undertakes to indemnify and hold harmless Acadia for any and all damages, claims, losses, liabilities and costs incurred or suffered by Acadia arising out of Medeon’s breach of its undertaking in this Section 4.1. Medeon’s liability under this Section 4.1 shall under no circumstances exceed an amount corresponding to one percent of the contract price in total for each week that Acadia’s taking of possession is delayed.

5	Signing of the Lease Contract and Terms of Leasing

5.1	The Parties undertake to sign a Lease Agreement regarding the Lease Object in accordance with the draft agreement, with appurtenant appendixes and exhibits, presented in Appendix 5.1 to this Agreement. The Lease Agreement shall be signed at the time when Acadia takes possession of the Lease Object.

6	Construction, Contract Work

6.1	In the light of Acadia’s undertaking, Medeon shall construct a building in accordance with the documents in Appendix 3.2. Medeon shall manage the contract work and all decisions related to the construction of the Lease Object shall be made by Medeon. As soon as possible after the signing of this Agreement, the parties shall form a project group (Sw: styrgrupp) with one representative from each party. Acadia may appoint one representative who shall be entitled to attend project- and construction meetings (Sw: projekt- och byggmöten). It is understood and agreed between the Parties that the Date of Taking Possession of the Lease Object stated in Article 4 here above, is based on the assumption that no changes or additions, ordered by Acadia, will be made in the governed documents concerning the contract work. The Date of Taking Possession shall be postponed in case Acadia has ordered changes or additions and provided that that Medeon has notified Acadia in writing that such ordered changes and additions are subject to postponement of the Date of Taking Possession of the Lease Object, specifying the new date of taking possession. The Parties shall jointly appoint an inspector, at the expense of Medeon, who shall decide the condition of the Lease Object both in the relation between the contractor and Medeon and in the relation between Medeon and Acadia.

2(5)

7	Conditions

7.1	The validity of this Agreement is conditional upon the occurrence of the following events:

a.	The Municipal council Malmö kommun decides to adopt a new detailed development plan (Sw: detaljplan) allowing for the Lease Object, as described in Appendix 3.2, to be built at the latest 1 June, 2004;

b.	Medeon receives permit (Sw: bygglov) to build the Lease Object at the latest 1 June, 2004;

c.	All necessary permits for Acadia’s business at the Lease Object to be received at the latest 1 June 2004; and

d.	The board of directors of Acadia accepts this Agreement at the latest three (3) weeks after signing by both Parties of this Agreement.

7.2	It is noted that the board of directors of Wihlborgs Fastigheter AB has accepted this Agreement.

7.3	The Parties shall use their best endeavours to ensure that the conditions in Section 7.1 are fulfilled.

7.4	If any of the conditions in Section 7.1 is not fulfilled by the said date, this Agreement shall cease to have effect and each Party shall have no claims under it against the other, save in respect of any prior breach.

8	Option

8.1	Acadia has a substantial interest in a further rational expansion of its business activities on the site of Medeon Science Park in Malmö, i.e. an expansion in direct connection with or in the close proximity of the building that is the subject matter of this Agreement. Medeon therefore undertakes to reserve an area of approximately 3,000 square meters for such future expansion in a new building that is planned to be built on the site (“the New Lease Object”) and to lease the New Lease Object to Acadia on terms and conditions mainly corresponding to the terms and conditions of the lease agreement regarding the Lease Object.

8.2	Medeon’s undertaking set forth in Section 8.1 is conditional upon that (i) the right to erect buildings that Medeon may be granted pursuant to the future pending plan has room for the number of square metres being reserved for Acadia subsequent to Section 8.1 of this Agreement and (ii) the parties reach an agreement regarding the terms and conditions for the construction and the renting of the new building.

8.3	Acadia shall no later than June 1, 2008, in writing call the exercise of the option.

8.4	If Acadia exercises its option, and provided that the condition set out in Section 8.2(i) and (ii) are fulfilled, Medeon guarantees that the New Lease Object will be

3(5)

completed and that the building will be subject to and approved at a final inspection in accordance with the agreed terms and conditions of the contract work.

8.5	If the condition under 8.2(i) is fulfilled but the parties are unable to reach an agreement on the terms and conditions regarding the construction and the renting of the new building, Medeon undertakes to sell to Acadia the part of the real property Malmö Forskaren 1 situated north of the Lease Object including an area of approximately 2,350 square metres, which have been marked out with redlines in the drawing attached hereto as Appendix 8.5. The Parties acknowledge that there may be adjustments due to the geodetic division of the real property. The purchase price shall be calculated by multiplying the Municipality’s of Malmö price per square meter of building rights (Sw: byggrätter) by the number of square meters of building rights allocated to the land transferred. If Medeon breaches its undertaking to sell the land to Acadia, Acadia shall have the right to terminate this Agreement and the Lease Agreement set forth in Appendix 5.1 with immediate effect without any right for Medeon to claim any compensation as a result of the termination of the agreements.

9	Indemnification

9.1	Acadia undertakes to indemnify and hold harmless Medeon for any and all damages, claims, losses, liabilities and costs incurred or suffered by Medeon arising out of or in connection to Acadia’s breach of its undertaking to sign the Lease Agreement. Medeon shall make best efforts to find a new tenant, it being however understood that Medeon’s obligation shall in no case go beyond what an injured party would have to do to limit its injury according to the general principle of law.

9.2	Acadia’s indemnification obligation under Section 9.1 shall not exceed a maximum amount of SEK 40,000,000 (forty million), it being understood that any set off shall be made against Medeon’s actual loss. By way of example only, this means that if Medeon’s loss is SEK 50,000,000 and Medeon through new tenants acquires rental payments at an amount of SEK 20,000,000, Acadia shall pay compensation to Medeon with SEK 30,000,000.

10	Assignments

10.1	This Agreement shall be binding upon and inure to the benefit of the successors of the Parties but shall not be assignable by either of the Parties without the prior written consent of the other Party. The benefit of this Agreement may, however, be assigned by either Party to any company directly or indirectly controlling, controlled by or under common control of that party provided that the Party shall remain liable as for its own debt (Sw: såsom för egen skuld) for all obligations under this Agreement.

4(5)

11	Confidentiality

11.	Subject to any contingent obligations imposed by law or regulations regarding publication, the Parties undertake not to make any public announcement or notice of the provisions in the Agreement without the prior mutual agreement regarding forms and contents of the intended information.

12	Governing Law and Jurisdiction

12.1	This Agreement shall be governed by and construed in accordance with Swedish law.

12.2	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, which cannot be settled amicably, shall be settled by Swedish courts.

This Agreement has been executed in two (2) copies of which the Parties have taken one each.

Place: Malmö	Place: Malmö

Date: 22/4-2004	Date: April 22, 2004

MEDEON FASTIGHETER AB	ACADIA PHARMACEUTICALS INC.

/s/ Anders Jari	/s/ Uli Hacksell
Anders Jari, by proxy	Uli Hacksell

5(5)

Appendix 5.1

LEASE AGREEMENT

between

Medeon Fastigheter AB

and

ACADIA Pharmaceuticals Inc.

Wihlborgs	LEASE AGREEMENT
	FOR NON-RESIDENTIAL PREMISES	No. 4881-

The undersigned have this day entered into the following Lease Agreement	An X in a box means that the text following thereafter applies.

Landlord	Medeon Fastigheter AB						National ID/company registration no. 556034-1140
Tenant	ACADIA Pharmaceuticals Inc.						National ID/company registration no.
Premises Address, etc	Municipality: Malmö					Property designation Forskaren 1
	Street P A Hanssonsväg 41, Malmö						Floor/building		Apartment no.
Billing Address
Condition and use of premises	Unless otherwise stated, the premises and appurtenant storage areas are let in their existing condition for use as: Kontor och Enligt bilaga 7
Size and extent of premises	Retail space		Office space				Storage space		Other space
	Floor	Sq. m.	Floor	Sq. m. ca	Floor	Sq. m.	Floor	Sq. m.	Floor	Sq. m.
			1 3	940 870	2	920
The designated areas
	☐ have	☒ have not	been measured jointly prior to the execution of the Agreement

	Should the area shown in the Agreement deviate from that actually measured, this does not entitle the Tenant to any repayment of rent nor entitle the Landlord to any increased rent									Appendix 1A-1F

☒ The extent of the leased premises is marked on appended plan(s)

	☒ access for cars loading/unloading	☐ place for sign	☐ place for display cabinet/ vending machine	☐ parking space(s) for car(s)		☐ garage space(s) for car(s)		☐
Furnishings/ Fixtures/Fittings	The premises are let: ☐ without furnishings/fixtures/fittings specific to the Tenants use of the premises					☒ with furnishings/fixtures/fittings specific to the Tenants use of the premises according to appendix				Appendix 7

Unless otherwise agreed upon, at the termination of the tenancy, the Tenant shall remove all property belonging to him and surrender the premises in acceptable condition.

The parties agree to carry out a joint inspection of the premises not later than the last day of the tenancy. If, as a result of the Tenant’s actions – carried out with or without the Landlord’s consent – the premises upon surrender should contain material, which it had not previously been agreed that the Landlord should be responsible for, the Tenant shall remove such material or pay the Landlord’s expenses in so doing, including but not limited to, transportation costs, waste disposal taxes and storage charges.

Telephone lines

☐       The Tenant shall pay for the installation of the necessary telephone lines from a connection point designated by the service provider to those points in the premises chosen by the Tenant in consultation with the Landlord.

☒      The Landlord shall pay for corresponding installation of lines to the premises. The installation of lines inside the premises shall be carried out by the Tenant in consultation with the Landlord; the cost, however, to be borne by the Tenant.

Data communication lines

☐       The Tenant shall pay for the installation of the necessary data communication lines from a connection point designated by the service provider to those points in the premises chosen by the Tenant in consultation with the Landlord.

☒      The Landlord shall pay for corresponding installation of lines to the premises. The installation of lines inside the premises shall be carried out by the Tenant in consultation with the Landlord; the cost, however, to be borne by the Tenant.

Term of lease	Commencing 2005-06-01					Up to and including 2015-05-31

Termination/ Extensions

Notice of termination of this Agreement must be given in writing at least     12     months prior to the expiry of this Agreement.

In the absence thereof, this Agreement is extended by a term of     5     years at a time.

Heating and hot water	Requisite heating of the premises is provided by				☒ the Landlord			☐ the Tenant
	Hot water is provided		☒ throughout the year		☐ not provided		☐

Notice

Note that in certain cases, in addition to marking a box with an X, an appendix must be appended to the Agreement in order for the agreement set forth in such appendix to be binding. This applies, for example, with respect to an index clause, a property tax clause and the Tenant’s right to a reduction of rent in conjunction with customary maintenance. In addition, see instructions prepared by the organisations.

Swedish Property Federation form no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and the Swedish Hotels and Restaurants Association (SHR). Copying prohibited.

Notice: This is a translation into English of form no. 12B

License number: 902745460-000058. Version 6.01. Registered to: Wihlborgs Fastigheter AB (publ.)

Initial	Initial

Page 1(4)

LEASE AGREEMENT
FOR NON-RESIDENTIAL PREMISES	No. 4881-

The undersigned have this day entered into the following Lease Agreement	An X in a box means that the text following thereafter applies.

Rent	SEK 7 225 000:—	Per annum comprising	☐ total rent		☒ rent excluding supplements marked below

Index clause	☒ Changes to the above-stated rent will be effected pursuant to the appended index clause				Appendix 3

Heating and hot water costs	Fuel/heating supplement payable in accordance with ☒ appended clause		enl. sjalvkostnad		Appendix 4

Water and sewerage cost	Water and sewerage supplement payable in accordance ☒ with appended clause		enl. sjalvkostnad		Appendix 4

Cooling Ventilation	Costs for the operation of special cooling and ventilation appliances ☒ shall be reimbursed in accordance with appended clause		enl. sjalvkostnad		Appendix 4

Electricity	☐ included in rent		☒ Tenant has own contract with the provider

Cleaning of Stairwell	☐ included in rent		☒ arranged for and paid for by the Tenant

Refuse and waste removal

Insofar as the Landlord is responsible for the provision of storage space for refuse/waste, and arranging for the removal of such refuse/waste, it is the Tenant’s responsibility to sort and deposit refuse/waste in the appropriate containers as directed, in their designated place, as well as without recompense contribute towards further and/or additional sorting, as discussed by the Landlord.

Refuse and waste removal

☐ included in rent

☒ Arranged for and paid for by the Tenant (the Landlord however shall provide the necessary refuse/waste containers and the requisite storage space for such)

☐        Included in rent with respect to the types of refuse/waste indicated below. The Tenant shall be responsible for, and pay for the costs of, collection, sorting, storage and transportation of the categories of refuse/waste not indicated below which are to be found on the Tenant’s premises.

	☐ household waste	☐ fluorescent tubes			☐ hard plastic packaging

	☐ heavy refuse	☐ metal packaging			☐ hazardous waste pursuant to the Hazardous Waste Ordinance (1996:971)

	☐ compostable waste	☐ clear glass containers			☒ Bil 4

	☐ newspapers	☐ coloured glass containers			☐

	☐ batteries	☐ cardboard packaging			☐

Snow clearance and gritting	☐ included in rent	☐ to be arranged for and paid for by the Tenant		☒ as per appendix	Appendix 4

Property taxes	☐ included in rent	☒ reimbursement payable as per special agreement			Appendix 5

Unforeseen costs	Where, following the execution of this Agreement, unforeseen increases in costs arise in relation to the property as a consequence of:

a)        the introduction of, or increases in taxes, charges or duties levied specifically on the property as a result of decision taken by Parliament, Government, municipalities, or other relevant authorities;

b)        general rebuilding measures or such like in respect of the property which do not relate solely to the premises and which the Landlord is obliged to execute as a result of decisions of the Parliament, Government, municipalities, or other relevant authorities;

The Tenant shall, commencing at the time of the cost increase, reimburse the Landlord in relation to that proportion of the total annual increase in costs for the property represented by the premises.

The proportion represented by the premises is 100 per cent. Where the proportion has not been indicated, it shall be comprised of that proportion of the total rents for premises (excluding any value-added tax) represented by the Tenant’s rent (excluding any value-added tax) at the time of the increase in costs in respect of unlet premises, the market rent for the premises shall be estimated.

“Taxes” in accordance with a) above does not refer to value-added tax and property tax to the extent that reimbursement in respect of this is paid as per agreement. “Unforeseen costs” means such costs as were not decided upon by the authorities as set forth in sections a) and b) at the inception of the Agreement. Reimbursement shall be paid in the same manner as set forth below for rental payments.

Notice

Note that in certain cases, in addition to marking a box with an X, an appendix must be appended to the Agreement in order for the agreement set forth in such appendix to be binding. This applies, for example, with respect to an index clause, a property tax clause and the Tenant’s right to a reduction of rent in conjunction with customary maintenance. In addition, see instructions prepared by the organisations.

Swedish Property Federation form no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and the Swedish Hotels and Restaurants Association (SHR). Copying prohibited.

Notice: This is a translation into English of form no. 12B

License number: 90274560-000058. Version 6.01. Registered to: Wihlborgs Fastigheter AB (publ.)

Initial	Initial

Page 2(4)

LEASE AGREEMENT
FOR NON-RESIDENTIAL PREMISES	No. 4881-

The undersigned have this day entered into the following Lease Agreement	An X in a box means that the text following thereafter applies.

Value-added tax (VAT)	☒ The property owner/Landlord is liable to pay value-added tax for the letting of the premises. In addition to rent, the Tenant shall on each occasion pay the VAT currently applicable.

☐ Where, following a decision by the Tax Authorities, the property owner/
Landlord becomes liable to pay VAT to the letting of the premises, the Tenant shall on each occasion in addition to the rent pay the VAT currently applicable.

The VAT paid together with rent shall be calculated on the stated rental amount and where applicable on supplemental charges and other reimbursements paid in accordance with the Agreement, pursuant to the rules applicable at the time in respect of VAT payable on rent.

Where the Landlord becomes liable to pay VAT pursuant to the provisions of the Value Added Tax Act as a consequence of the Tenant’s independent actions, such as a subletting of the premises (including subletting to its own company) or assignment, the Tenant shall reimburse the Landlord in full. In addition, the Tenant shall reimburse the Landlord in respect of the increased costs arising as a consequence of the Landlord’s loss of the entitlement to deduct VAT on operating expenses incurred as a consequence of the Tenant’s actions.

Payment of rent	The rent shall be paid in advance without prior demand, not later than the last working day prior to the commencement of			Postal giro no.	Bank giro no.

	☐ each calendar month	☒ each quarter	By direct transfer to either of following accounts	enl avi	enl. avi

Interest, Payment reminders	Upon delay in the payment of rent, the Tenant shall pay interest in accordance with the Interest Act as well as compensation for written payment reminders in accordance with the Debt Recovery Act, etc. Compensation for payment reminders shall on each occasion be paid in an amount currently applicable pursuant to the Debt Recovery Ordinance, etc.

Maintenance, etc.	☐ The Landlord shall carry out and bear the cost of necessary maintenance of the premises and furnishings/fittings/fixtures supplied by him.			However, the Tenant shall be responsible for	Appendix

	☐ The Tenant shall carry out and bear the cost of necessary maintenance of the surface of floors, walls and ceilings, as well as of furnishings/ fittings/fixtures provided by the Landlord.			In addition, the Tenant’s maintenance obligations includes	Appendix

Where the Tenant does not fulfill his maintenance obligations and does not within a reasonable time carry out rectification works following a written demand, then the Landlord shall be entitled to fulfill these obligations at the
Tenant’s expense.

	☒ The allocation of the maintenance obligations is set forth as per separate appendix.			Gransd.lista	Appendix 6

Management and operation	Unless otherwise agreed, the Landlord shall, where applicable, manage, operate, and maintain the public and common areas.

The Tenant shall not be entitled, without the Landlord’s written consent to carry out any fitting out and/or installation or alteration works within the premises or otherwise within the property, which directly effects the structural components of the building or installations important to the functioning of the property, such as water and sewerage, electricity, ventilation systems, etc., which are the property of the Landlord.

Sprinkler heads and ventilation equipment may not be covered by any fixtures/fittings by the Tenant in such a manner as to reduce the functioning of such equipment. In conjunction with the performance of fitting out works, the Tenant shall ensure that the functioning of radiators and other heating equipment is maintained in all significant respects.

Inspections	Where any defects and/or deficiencies are found subsequent to an inspection by a relevant authority, in the electrical and sprinkler equipment which is the property of the Tenant, the Tenant shall, at his own cost and within the period prescribed by the relevant authority, carry out any measures required. Where the Tenant has not rectified the defects and/or deficiencies within the assessed time, the Landlord shall be entitled, at the Tenant’s expense, to carry out such measures as are required by the relevant authority.

Access to certain spaces	The Tenant shall keep areas to which the maintenance personnel and personnel from the energy utilities, water and sewerage utilities, the telephone company, and any like organization must have access to, easily accessible by keeping such areas free of cupboards, crates, goods, or any other obstruction.

Building material specifications	Whether, pursuant to the provisions of this Agreement or otherwise, the
Tenant performs maintenance, improvement, or alteration works in respect of the premises, the Tenant shall provide the Landlord, in good time prior to the execution of such work, with specifications of the building materials – to the extent such have been prepared – for the products and materials to be used on the premises.

Planning and Building Code (PBL) Insts.	Where the Tenant undertakes alterations to the premises without the requisite construction permit and, as a consequence thereof the Landlord is compelled to pay construction fines or supplemental fees pursuant to the rules set forth in the Planning and Building Code (PBL), the Tenant shall reimburse the
Landlord in respect of this.

Reduction of rent	The Tenant shall not be entitled to a reduction in rent for the period during which the Landlord allows work to be carried out in order to place the premises in the agreed condition, or other works specifically set forth in the
Agreement. SEE GENERAL AGREEMENT.

	☒ The Tenant’s right to a reduction in rent during the Landlord’s performance of customary maintenance of the leased premises or the property shall be governed by a separate appendix.				Appendix 2

Regulations imposed by relevant authorities, etc.	☐ The Landlord	☒ The Tenant	shall be solely responsible for, and
bear the cost of, undertaking
measures which may be required for
the intended use of the premises by
insurance companies, building
authorities, environmental or health
authorities, fire departments, or
other relevant authorities after the
date of taking possession. The Tenant
shall consult with the Landlord prior
to undertaking any such measures.

Notice

Note that in certain cases, in addition to marking a box with an X, an appendix must be appended to the Agreement in order for the agreement set forth in such appendix to be binding. This applies, for example, with respect to an index clause, a property tax clause and the Tenant’s right to a reduction of rent in conjunction with customary maintenance. In addition, see instructions prepared by the organisations.

Swedish Property Federation form no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and the Swedish Hotels and Restaurants Association (SHR). Copying prohibited.

Notice: This is a translation into English of form no. 12B

License number: 902745460-000058. Version 6.01. Registered to: Wihlborgs Fastigheter AB (publ.)

Initial	Initial

Page 3(4)

LEASE AGREEMENT
FOR NON-RESIDENTIAL PREMISES	No. 4881-

The undersigned have this day entered into the following Lease Agreement	An X in a box means that the text following thereafter applies.

Signs, awnings, windows, doors, etc.	Following consultation with the Landlord, the Tenant shall be entitled to display a customary business sign provided that the Landlord has not reasonably denied the same and that the Tenant has obtained the requisite permit from the relevant authority. Upon surrender of the premises, the Tenant shall restore the facade to of the building to an acceptable condition. In conjunction with more extensive property maintenance, such as the renovation of facades, etc. the Tenant shall, at its own cost and without compensation, dismantle and reassemble signs, awnings, and antennas. The Landlord undertakes not to fix vending machines and display cabinets on the exterior walls of the premises let to the Tenant without the Tenant’s consent, and grants to the Tenant an option to fix vending machines and display cabinets on the walls in question.

☐ The Landlord

Is liable for any damage due to negligence of malicious intent to

	☒ The Tenant		☒ windows	☐ display/shop windows	☒ entrance doors

			☐ signs	☐

☐ The Tenant shall purchase and maintain glass insurance with respect to displaying windows and entrance doors appurtenant to the premises.

Locks	☐ The Landlord	☒ The Tenant	shall equip the premises with such locks and anti-theft devices as may be required to ensure the validity of the Tenant’s business insurance.

Force majeure	The Landlord shall not be compelled to perform the obligations under this Agreement or pay any damages where, as a consequence of acts of war or riots, work stoppages, blockages, fires, explosions, or intervention by a public authority over which the Landlord has no control and which could not have been foreseen, and the Landlord is prevented entirely from performing his obligations or may only be able to do so at abnormally high cost.

Security	This Agreement is contingent upon the provision of security in the form of a				Appendix

	☐ Bank guarantee	☐ Personal guarantee	☐	To be provided no later than

Special provisions	Sărskilda Bestämmelser				Appendix 7

Signature	This Agreement which may not be registered without specific consent, has been prepared in two identical counterparts of which each party has received one. All prior agreements between the parties with respect to these premises shall cease to apply commencing on the date of execution of this Agreement.

	Place/date			Place/date

	Landlord	This is just a translation. Do not sign here! Sign the Swedish form!		Tenant

	Printed name			Printed name

Agreement with respect to the surrender of the premises	As a consequence of an agreement entered into this day, the Agreement shall cease to apply commencing , at which time the Tenant undertakes to surrender the premises.

	Place/date			Place/date

	Landlord			Tenant

Assignment	This Lease Agreement is hereby assigned to commencing

	Assignor		Assignee	National ID/company regulation no.

The above-referenced assignment is hereby approved	Place/date		Landlord

Notice

Note that in certain cases, in addition to marking a box with an X, an appendix must be appended to the Agreement in order for the agreement set forth in such appendix to be binding. This applies, for example, with respect to an index clause, a property tax clause and the Tenant’s right to a reduction of rent in conjunction with customary maintenance. In addition, see instructions prepared by the organisations.

Swedish Property Federation form no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and the Swedish Hotels and Restaurants Association (SHR). Copying prohibited.

Notice: This is a translation into English of form no. 12B

License number: 902745460-000058. Version 6.01. Registered to: Wihlborgs Fastigheter AB (publ.)

Initial	Initial

Page 4(4)

Bil 1

Här skall infogas relations ritningar

Wihlborgs	Appendix 2 to Lease Agreement No. 4811-

The parties have agreed as follows about reduction of the rent in conjunction with customary maintenance (an X in a box means that the text following thereafter applies).

☐	Reduction of the rent for obstacles to or infringement of the right of the user in consequence of the Landlord allowing work to be done in order to carry out customary maintenance of the leased premises or the property is to be granted according to the rules of The Rent Act.

☒	The Tenant is not entitled to reduction of the rent for obstacles to or infringement of the right of the user in consequence of the Landlord allowing work to be done in order to carry out customary maintenance of the leased premises or the property. The Landlord shall, however, in good time inform the Tenant not only about the kind and the extent of the work but also about the starting point and the period during which the work will be carried out.

☐	The parties are agreed that the right to reduction of the rent during the Landlord’s performance of customary maintenance of the leased premises or the property shall be governed in accordance to the following.

Place/date		Place/date

Landlord	This is just a translation. Do not sign here! Sign the Swedish form!

Printed name		Printed name

Swedish Property Federation form no. 12B, prepared in 1998 in consultation with the Swedish Federation of Trade and the Swedish Hotels and Restaurants Association (SHR). Copying prohibited.

Notice: This is a translation into English of form no. 16

License number: 902745460-000058. Version 6.01. Registered to: Wihlborgs Fastigheter AB (publ.)

Wihlborgs	INDEX CLAUSE
	for non-residential premises	Appendix no. 3

Concerning	Lease Agreement no 4881-	Property designation Forskaren 1

Landlord	Medeon Fastigheter AB

Tenant	ACADIA Pharmaceuticals Inc.

Clause

Of the rent of SEK 7 145 000:- stipulated in the Lease Agreement 100 % or SEK 7 145 000:- shall constitute the base rent. During the period of the Lease Agreement, a surcharge to the rent, constituting a certain percentage of the base rent, shall be payable with regard to changes in the consumer price index (using the total index for 1980 as a base) according to the following:

–	For lease agreements commencing during the period 1/1—30/6 the base rent is deemed to be adjusted to the index level for that of the previous October.

–	for lease agreements commencing during the period 1/7—31/12 the base rent is deemed to be adjusted to the index level for October of that year.

–	The index level for the October that the base rent is deemed to be adjusted to, as shown above, becomes the base figure unless otherwise agreed by designating a year as per the following. Alternative agreed base figure: the index level of October 2004.

Should the index level any following October have risen in relation to the base figure, the surcharge shall be calculated on the percentage by which the index has changed in relation to the base figure. Future surcharges due will be based on the changes in the index, the rental change to be calculated on the percentage change between the base figure and the index level for the October in question.

The rent payable shall nevertheless be adjusted below that stipulated in the Lease Agreement. A change in the rent is always effective from 1st January following an adjustment occasioned by a recomputation due to a change in the index the previous October.

The instructions in page 2 are applicable to the agreement.

Signature	Place/date		Place/date

	Landlord	This is just a translation. Do not sign here! Sign the Swedish form!	Tenant

Printed name	Printed name

  The Landlord’s notes regarding the base figure:

Swedish Property Federation form no. 6E, prepared in 1989 in consultation with the Swedish Federation of Trade and the Swedish Hotels and Restaurants Association (SHR). The examples in the instructions were revised in May 2002. Copying prohibited.

Notice: This is a translation into English of form no. 6E

License number: 902745460-000058. Version 6.01. Registered to: Wihlborgs Fastigheter AB (publ.)

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Instructions in respect of Index Clause for non-residential premises

Base Rent

Whether all or a part of the rent stipulated in the Lease Agreement shall consist of base rent, is a matter for negotiation and can depend on the terms of the Lease Agreement (for example the quantum of the rent expressed as SEK/sq. m/per annum, and also for what other obligations the Tenant is responsible).

Base Figure

The index level for the October that the base rent is deemed to be aligned to becomes the base figure, unless otherwise agreed by designating a year (as per conditions stated in page 1).

Comparison of index levels shall be done as soon as the annual October index is published. During recent years the October index has been published by the middle of November.

Calculation of the Surcharge

1)	Calculate the difference between the relevant October index and the base figure.

2)	If the difference is positive, divide the difference by the base figure.

3)	The surcharge is calculated by multiplying the base rent by the factor thus determined.

Example

Calculation of the surcharge for 2002

Presume that the base rent is SEK 100 000 pa (per annum) and is aligned to the consumer price index for October 1999, which is 259,7 (base figure). The October index for 2001 is 269,1.

1.	Calculate the difference between the index figure 269,1 and 259,7. The difference is positive and amounts to 9,4.

2.	Divide 9,4 by 259,7 and multiply the quotient (without rounding off) by the base rent SEK 100 000. The result is SEK 3 619:56, which according to the clause becomes the surcharge for 2002.

Alternative A: Assume that the consumer price index for October 2001 had been lower than the year before for example 262,0 (the index for October 2000 was 262,6).

The Difference between the assumed Index level 262,0 and the base figure 259,7 would still be positive and amount to 2,3. The quotient between 2,3 and the base figure 259,7, multiplied by the base rent would have amounted to a surcharge of SEK 885:63. The total rent would however have been lower than for 2001.

Alternative B: Assume that the consumer price index for October 2001 had instead been lower than the base figure 259,7 for example 259,5.

The difference between 259,5 and the base figure 259,7 would than have been negative. No surcharge would apply. The rent stated in the Lease Agreement would apply.

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Wihlborgs	PROPERTY TAX CLAUSE
	for non-residential premises	Appendix no. Bil 5

Part of	Lease Agreement no. 4881-		Property designation Forskaren 1
Landlord	Medeon Fastigheter AB

Tenant	ACADIA Pharmaceuticals Inc.

Clause	The applicable alternative is indicated by putting an X in the relevant box and completing the requisite details.

To the extent that the parts of the property that are comprised of non-residential premises are or become subject to property tax, the Tenant shall with the rent reimburse the Landlord according to the conditions as indicated below.

☒      The Tenant shall in addition to the rent specified in the Lease Agreement annually reimburse the Landlord for his share of property tax due in respect of the non-residential premises. The Tenant’s share is deemed to be 100 per cent.

          According to the conditions that apply at the inception of the Lease Agreement the reimbursement at the inception of the rental period is SEK ej kant a year.

☐ Reimbursement in respect of the current share of property tax for the non-residential premises is included in the rent specified in the Lease Agreement and at its inception it is SEK

          The non-residential premises share of the property tax applying to non-residential premises is deemed to be              per cent. The Tenant shall provide reimbursement for his share of any changes in the applicable property tax in respect of non-residential premises that take effect after the inception of the Lease Agreement (irrespective of the cause) to the extent that the tax exceeds that amount that is included in the rent as reimbursement for property tax.

          Should the property tax reduce/cease so that Tenant’s share of the reimbursement is less than that as per above, which is included in the rent specified in the Lease Agreement, the rent shall nevertheless be payable at not less than the original amount. Thus due to other clauses (e.g. index) contained in the agreement this means that the total rent payable by the Tenant is/can be greater than that shown in the Lease Agreement.

The Tenant’s above specified share, which shall be unchanged during the term of the Lease Agreement, has been calculated as follows:

The instructions in page 2 are applicable to the agreement.

Signature	Place/date		Place/date

	Landlord	This is just a translation. Do not sign here! Sign the Swedish form!	Tenant

	Printed name		Printed name

Swedish Property Federation. Form no. 7B, prepared in 1995. Item 2 in the instructions was revised in 1997. Copying prohibited.

Notice: This is a translation into English of form no. 7B

License number: 902745460-000058. Version 6.01. Registered to: Wihlborgs Fastigheter AB (publ.)

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Instructions – Property tax clause for non-residential premises

1. The clause was formulated in June 1995, i.e., before the time (normally the 1st of January 1995) from which property tax for premises applies. Therefore the clause has a wording which means that it can be incorporated in agreements that have been made before the tax is payable, as well as in agreements where the tax is actually payable.

2. The reimbursement shall compensate for the increased costs of administration irrespective of who is liable for the tax. A property owner/Landlord is liable for tax. According to previous regulations if the property owner/Landlord was a trading partnership the owners/shareholders were liable for tax. The supplement was nevertheless to be paid to the Landlord as a matter of course. After the 1st of January 1997 trading partnerships as such (and not the individual owners/shareholders) are liable for property tax.

3. According to section 19 of the Rent Act the rent must – with some exceptions – be determined in the Lease Agreement. If the rental period is fixed, and is for at least three years, certain additional exceptions apply in that the rent shall be payable with such sums which are determined according to “different method of calculation” e.g. indexation. This also means that the rental period has to be fixed and be at least three years to enable the Landlord to obtain reimbursement for property tax in sums that can vary as the tax changes. Furthermore the method of calculation must be shown in the Lease Agreement. The clause therefore presumes that the parties state what share of the tax the Tenant shall provide reimbursement for.

According to the regulations that apply when this clause is formulated the tax is comprised of a certain percentage of the assessed value of the premises (both grounds and buildings). This information is to be found in the tax statement. The Tenant’s share of the tax for the premises can be determined by the relationship which the extent of that area leased by the Tenant bears to the total lettable premises in the property or as a relationship between the Tenant’s rent and the total of the rents for premises in the property.

It is a matter for negotiation which method of calculation the parties choose. Other methods of calculation can be used. For the sake of simplicity, however, the Tenant’s share should be unchanged during the rental period, and thereby independent of among other things, how the tax in the future might be calculated and possible changes in the rental market.

It is therefore appropriate to show in the designated space how the premises share has been calculated. Should details in respect of this not be completed this does not mean that the agreement becomes invalid. A property can comprise of a variety of different buildings with different value years and different taxation categories (small dwelling houses, apartment blocks, industrial units and special units). The tax – that the Tenant is due to pay reimbursement for – shall only relate to the building in which the premises are located. A building is normally defined as a free standing self-contained building. Relevant information can be ascertained from information regarding decisions referring to general property taxation that the tax authorities have advised the property owner. Any property owner who has a problem in ascertaining the Tenant’s share should contact their property owners association for assistance.

Complete the Tenant’s share!

4. The clause contains two alternatives. In the first the reimbursement for the tax is payable as a supplement “alongside” the rent agreed in the Lease Agreement. If the tax disappears so does the supplement. The other alternative presumes that the parties agree a specific rent which includes, among other things, reimbursement for the then applicable tax. Should the tax be increased irrespective of the cause (for example increase in tax rates, increased assessed value etc) the Tenant shall nevertheless tender reimbursement for the increased cost. Should the tax disappear the rent reverts to the original sum, i.e., the agreed rent (which includes reimbursement for the tax applicable at inception which has been discontinued). Naturally the Tenant shall continue to pay other supplements such as those caused by changes in indexes and in respect of increased fuel costs and so forth.

5. To the extent that the Tenant pays a supplement in respect of property tax the supplement should be accounted for separately on the rent invoice.

6. Indicate the chosen alternative with an X. In the chosen alternative the Tenant’s share and the sum should be filled in. Specify how the Tenant’s share has been calculated.

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Appendix 7

Special Provisions

1	Condition of the Premises

1.1	The premises are let in the condition set forth in the General Agreement entered into between the Landlord and the Tenant and shall be used as office and laboratory within the frame of the Tenant’s enterprise.

2	Extension of term of lease

2.1	The Tenant shall have the right to extend the term of lease with an additional period of five (5) years from the expiration of the initial ten (10) year-term, on in all other respects unaltered terms and conditions.

2.2	Should the Tenant not exercise its right of extension, the Tenant shall – in addition to the ordinary remaining rental payments – pay a penalty to the Landlord with an amount corresponding to the annual rent of year ten of the initial ten year-term.

3	Early termination

3.1	The Tenant is entitled to terminate this Lease Agreement by giving notice twelve (12) months in advance.

3.2	Should the Tenant exercise its right of early termination set forth in 3.1 above, the Tenant shall pay to the Landlord compensation with an amount corresponding to two thirds (2/3) of the total amount of all future rental payments.

3.3	The compensation for the period 2005-06-01 – 2007-05-31 shall amount to maximum SEK 40,000,000 (forty million) and for the period 2007-06-01 – 2015-05-31 to maximum SEK 35,000,000 (thirty five million).

3.4	The obligation for the Tenant to compensate the landlord shall under no circumstances be less than an amount corresponding to the annual rent for two (2) years.

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4	Subletting

4.1	The Tenant may sublet the premises, in whole or partly, provided that the Landlord reasonably should be content with the new sub-tenant and provided that the subletting entails a liability to pay value-added tax.

4.2	Subletting is permitted under the prerequisite that the Tenant has the full responsibility for any and all obligations under this Lease Agreement.

5	Use of the premises

5.1	The Tenant is solely responsible for the observation of applicable law and regulation as regards use of the premises. The Tenant shall indemnify the Landlord for any losses relating to the Tenant’s omission to fulfill his liability set forth in this section.

6	English translation

6.1	An English translation of the lease Agreement with appendices has been enclosed to the agreement, Appendix 8. Should any dispute arise regarding the interpretation of this Lease Agreement, the parties have agreed that the Swedish version of this Lease Agreement with appendices shall precede.

Place:	Place:

Date:	Date:

MEDEON FASTIGHETER AB	ACADIA PHARMACEUTICALS INC.

[This is just a translation. Do not sign here!]

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